Contact:

Mark Land

Executive Director - Corporate Communications

(317) 610-2456

mark.d.land@cummins.com

Oct. 26, 2010

Cummins reports sharply higher sales and profits in the third quarter led by continued strength in international markets

▪  Company raises full-year guidance to 12.5 percent EBIT on $13 billion in sales in 2010

COLUMBUS, IN – Cummins Inc. (NYSE: CMI) today reported that both third quarter sales and profits increased sharply from the same period a year ago. The Company’s continued strong performance in international markets was a primary driver of the improved results.

Sales of $3.40 billion in the third quarter rose 34 percent from $2.53 billion in the same quarter in 2009. Net income attributable to Cummins Inc. in the third quarter tripled to $283 million, or $1.44 a share, compared to $95 million, or $0.48 a share, in the same period a year ago.

Earnings Before Interest and Taxes (EBIT) was $449 million, or 13.2 percent of sales, up from $177 million or 7.0 percent of sales, excluding restructuring charges, in the third quarter of 2009.

The Company’s third quarter results include a pre-tax benefit of $32 million ($21 million after-tax, or $0.11 share) related to a favorable legal ruling in Brazil on the tax treatment of imports during the period 2004-2008.

The sales gains were led by the Company’s Engine and Power Generation segments, which each reported 44 percent sales improvements compared to the same period in 2009.  Distribution sales increased 36 percent, while Components sales rose 30 percent.

The Engine segment reported its best EBIT percentage in Company history at 10.8 percent of sales, despite continued weakness in the North American truck engine markets related to EPA emissions changes and slow economic recovery in the United States.

Power Generation matched its quarterly best EBIT percentage at 12.3 percent, while the $74 million in EBIT reported by the Distribution segment was a record for a single quarter. EBIT for the Components segment doubled from the same period last year.

“Our products continue to perform well in the market and our 2010 engine launch in North America has gone extremely well,” said Cummins President and Chief Operating Officer Tom Linebarger. “We have sold nearly 37,000 medium- and heavy-duty engines in North America this year, and the customer feedback we have received indicates that the engines are delivering on our promise of reliability and improved fuel economy.”

Based on the Company’s performance so far this year and its forecast for the fourth quarter, Cummins raised its full-year financial guidance to an EBIT of 12.5 percent of sales on revenues of $13 billion.

“We continued to build on our strong performance this year with an outstanding third quarter,” said Cummins Chairman and Chief Executive Officer Tim Solso. “Our strength in large international markets provided significant benefits to the Company and we continue to see productivity improvements in our manufacturing operations.”

Sales in the Company’s non- U.S. markets increased 56 percent from the third quarter 2009 and accounted for 63 percent of Cummins’ consolidated revenues, consistent with the first two quarters of the year.

Cummins’ operating performance enabled its cash position to remain strong in the quarter and allowed the Company to continue to invest in the business to meet the increasing demands for our products.

The Company also continued to return value to shareholders by repurchasing $79 million of its shares during the second quarter. The Company has now repurchased $389 million in stock under its current $500 million authorization.

In other highlights from the quarter:

  Cummins increased the quarterly cash dividend on its common stock by 50 percent to 26.25 cents per share from 17.5 cents per share.
  Standard & Poor’s increased its long-term credit rating on Cummins to BBB+ from BBB. In increasing its investment grade rating, S&P cited the company’s “improved performance” and “conservative financial policy.”
  Cummins was named to the Dow Jones World Sustainability Index for the sixth consecutive year. The index recognizes the top 10 percent of the world’s largest public companies for their economic, environmental and corporate responsibility leadership.

Third quarter details (all comparisons to same period in 2009)

Engine Segment

  Sales - $2.1 billion, up 44 percent

  Segment EBIT – $223 million, or 10.8 percent of sales, compared $61 million or 4.2 percent of sales.

  Total on-highway sales increased 17 percent

o   Medium-duty truck and bus sales increased 46 percent on strength of Brazilian truck market.

o   Light-duty auto and RV doubled from 2009 when Chrysler ceased truck production for several weeks as part of its reorganization efforts.

o   Global heavy-duty truck engine sales declined 20 percent as result of transition to 2010 EPA-compliant engines in North America, where unit sales declined 54 percent.

  Industrial sales increased 72 percent

o   International sales increased 96 percent, led by construction engine demand in emerging markets.

o   Mining sales doubled due to increased demand for coal and other commodities.

  Stationary power engine sales increased by 144 percent, primarily due to increased power generation demand, especially for high horsepower engines.

Power Generation

  Sales – $791 million, up 44 percent

  Segment EBIT – $97 million, or 12.3 percent of sales, compared to $23 million or 4.2 percent of sales. Third quarter of 2009 represented the low point of the current economic cycle for Power Generation segment.

  Commercial Products sales rose 64 percent; Commercial Projects up 26 percent; Consumer sales increased 32 percent; Generator Technologies rose 13 percent; and Power Electronics increased 3 percent.

  Sales outside of North American increased 69 percent, led by the India, Latin America, South Pacific and the U.K. North American sales declined 3 percent.

Components

  Sales – $769 million up 30 percent

  Segment EBIT – $63 million, or 8.2 percent of sales, compared to $31 million, or 5.2 percent of sales

  Emission Solutions sales increased by 47 percent; Turbo Technologies rose 38 percent; Filtration up 18 percent; Fuel Systems increased 17 percent.

  Increased aftertreatment content on 2010 North American truck engines led Emission Solutions sales gains; Filtration sales increased in all regions; Turbo Technologies and Fuel Systems benefited from improved aftermarket sales and stronger sales in China.

Distribution

  Sales – $573 million, an increase of 36 percent

  Segment EBIT – $74 million, or 12.9 percent of sales, compared to $55 million, or 13.0 percent of sales

  Consolidation of Western Canada distributor in first quarter 2010 accounted for $68 million in sales and $5 million in EBIT during quarter.

  Sales increased in all regions and product/service segments (engines, power generation, parts, and service) compared to 2009.

Presentation of Non-GAAP Financial Information

EBIT is a non-GAAP measures used in this release.  EBIT is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information

Cummins management will host a teleconference to discuss these results today at 10 a.m. EDT. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in approximately 190 countries and territories through a network of more than 500 company-owned and independent distributor locations and approximately 5,200 dealer locations. The Company reported net income attributable to Cummins Inc. of $428 million on sales of $10.8 billion in 2009. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at http://twitter.com/cummins.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.